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News Release                               General Growth Properties, Inc.
                                           110 North Wacker Drive
                                           Chicago, IL 60606
                                           (312) 960-5000
                                           FAX (312) 960-5475

FOR IMMEDIATE RELEASE                      CONTACT:           Bernard Freibaum
---------------------                                         (312) 960-5252

                       General Growth Properties Announces
                     Successful Pricing of $2.55 Billion of
                  Commercial Mortgage Pass-Through Certificates

Chicago, Illinois, November 20, 2001 -- General Growth Properties, Inc. (NYSE:
GGP) announced that it has priced the placement of $2.55 billion of non-recourse commercial mortgage pass-through certificates representing beneficial ownership interests in GGP Mall Properties Trust. General Growth's prorata share of this financing is $1.89 billion. The sale of the certificates is scheduled to close on December 5, 2001.

The certificates represent beneficial interests in three separate loan groups collateralized by mortgages on an aggregate of 27 malls and General Growth's headquarters. The mortgaged properties are either wholly-owned by General Growth, co-owned with the New York State Common Retirement Fund, or co-owned with Ivanhoe Cambridge Inc. This financing replaces previously issued commercial mortgage-backed security notes and certain other individual property mortgages.

Three note maturities were sold in five tranches rated from AAA to BBB-. Approximately $986.46 million of 5-year (including no cost extension options) floating rate notes were sold at a weighted average spread of 79 basis points over 30-day LIBOR, approximately $581.79 million of 5-year fixed rate notes were sold at a weighted average total rate of 5.38% and finally, approximately $981.75 million of 7-year (including no cost extension options) floating rate notes were sold at a weighted average spread of 103 basis points over 30-day LIBOR.

In order to fix the interest rate on a significant portion of the approximate $1.97 billion of floating rate notes, General Growth has entered into interest rate swap agreements totaling approximately $1.05 billion. A portion of the swaps will mature in each year from 2003 through 2007 to provide the flexibility to facilitate the release of individual properties from loan groups in the future, without incurring a prepayment penalty. The actual fixed rates obtained through the swap agreements range from a low of 4.08% for the 2003 maturities to a high of 5.68% for the 2007 maturities. In addition, interest rate caps will be obtained in order to insure that the maximum all-in interest rate on the remaining approximately $918.21 million of floating rate notes cannot exceed 9.25%. After taking into account the fixed rate notes and the swaps of floating rate notes for fixed rates, General Growth's approximate $1.89 billion prorata share of the total loan consists of $1.29 billion of fixed rate financing and $600 million of floating rate debt.

When the transaction closes, General Growth's prorata share of total portfolio floating rate debt will be approximately $1.2 billion, which, at approximately 14% of approximate total valuation, reduces total prorata portfolio floating rate debt to within the historical 10% -15% range that the company targets for permanent levels of floating rate debt. General Growth's experience over the last nine years has demonstrated that the added refinancing flexibility that comes from

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maintaining a modest amount of floating rate debt more than compensates for the limited amount of interest rate volatility by substantially decreasing total interest expense over time.

Earlier this year, General Growth closed over $500 million of 10-year non-recourse fixed rate loans that refinanced previously issued floating rate loans. Consistent with the year-end target that was established at the beginning of 2001, General Growth has now converted over $1.2 billion of its prorata share of total portfolio floating rate debt into fixed rate obligations.

"This financing satisfies many of our objectives. We obtained extremely low cost non-recourse financing to replace recourse debt, we generated $375 million of excess proceeds to reinvest in our business, and we lowered our weighted average spread on existing floating rate loans," said Bernard Freibaum, CFO of General Growth. "This transaction also extends our loan terms, smoothes out and staggers our debt maturities over a longer period and reduces our total prorata floating rate indebtedness to more typical levels."

H. Carl McCall, the New York State Comptroller and sole Trustee for the $112 billion New York State Common Retirement Fund said, "General Growth is a leader in the retail industry and this transaction will further enhance the performance of our joint venture."

The co-lead bookrunners on this transaction were Lehman Brothers and Goldman, Sachs & Co. The financing was also co-managed by Deutsche Banc Alex. Brown, JPMorgan, Blaylock & Partners, Utendahl Capital Partners, and The Williams Capital Group, L.P.

General Growth Properties, Inc. is one of the oldest and most experienced shopping center owners, developers and managers in the United States. It currently owns interests in and/or manages 145 shopping malls in 39 states, comprising approximately 125 million square feet of retail space.

The New York State Common Retirement Fund holds and invests the assets of nearly one million retirees and members of the New York State and Local Retirement Systems. Its diversified real estate portfolio includes interests in 31 regional malls with General Growth.

Ivanhoe Cambridge Inc. is a leading Canadian commercial property owner, manager, and developer. Its core real estate portfolio of properties consists of interests in 60 regional and super-regional shopping centers comprising 44 million square feet of retail space.

This release may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact are statements that may be deemed forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. Representative examples of these risks, uncertainties and assumptions include (without limitation) general industry and economic conditions, interest rate trends, cost of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in the Company's markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at the Company's properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations (including changes in tax laws), the ability to obtain suitable equity and/or debt financing, and the continued availability of financing in the amounts and on the terms necessary to support the Company's future business. Readers are referred to the documents filed by the Company with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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